Exhibit 99.2
ITEM 6.  SELECTED FINANCIAL DATA
     The following table sets forth our selected historical financial information for the periods shown. The following information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements included elsewhere in this report. The amounts for each historical annual period presented below were derived from our audited financial statements.

	Year Ended December 31,
	2007	2006	2005	2004	2003
	(Dollars in thousands, except per share data)
Statement of Operations Data:
Revenues:
Well servicing	$342,697	$323,755	$221,993	$142,551	$104,097
Fluid services	259,324	245,011	177,927	139,610	61,994
Completion and remedial services	240,692	154,412	59,832	29,341	14,808
Contract drilling	34,460	6,970	—	—	—

Total revenues	877,173	730,148	459,752	311,502	180,899

Expenses:
Well servicing	205,132	178,028	137,392	98,058	73,244
Fluid services	165,327	153,445	114,551	96,621	41,006
Completion and remedial services	125,948	74,981	30,900	17,481	9,363
Contract drilling	22,510	8,400	—	—	—
General and administration(a)	99,042	81,318	55,411	37,186	22,722
Depreciation and amortization	93,048	62,087	37,072	28,676	18,213
Loss (gain) on disposal of assets	477	277	(222)	2,616	391

Total expenses	711,484	558,536	375,104	280,638	164,939

Operating income	165,689	171,612	84,648	30,864	15,960
Other income (expense):
Net interest expense	(25,136)	(15,504)	(12,660)	(9,550)	(5,174)
Gain (loss) on early extinguishment of debt	(230)	(2,705)	(627)	—	(5,197)
Other income (expense)	176	169	220	(398)	146

Income (loss) from continuing operations before income taxes	140,499	153,572	71,581	20,916	5,735
Income tax (expense) benefit	(52,766)	(54,742)	(26,800)	(7,984)	(2,772)

Income (loss) from continuing operations	87,733	98,830	44,781	12,932	2,963
Discontinued operations, net of tax	—	—	—	(71)	22
Cumulative effect of accounting change, net of tax	—	—	—	—	(151)

Net income (loss)	87,733	98,830	44,781	12,861	2,834
Preferred stock dividend	—	—	—	—	(1,525)
Accretion of preferred stock discount	—	—	—	—	(3,424)

Net income (loss) available to common stockholders	$87,733	$98,830	$44,781	$12,861	$(2,115)

Basic earnings (loss) per share of common stock:	$2.19	$2.87	$1.57	$0.46	$(0.09)

Diluted earnings (loss) per share of common stock:	$2.13	$2.56	$1.35	$0.42	$(0.09)

Other Financial Data:
Cash flows from operating activities	198,591	145,678	99,189	46,539	29,815
Cash flows from investing activities	(294,103)	(241,351)	(107,679)	(73,587)	(84,903)
Cash flows from financing activities	136,088	114,193	21,188	21,498	79,859
Capital expenditures:
Acquistions, net of cash acquired	199,673	135,568	25,378	19,284	61,885
Property and equipment	98,536	104,574	83,095	55,674	23,501

(a)	Includes approximately $3,964,000, $3,429,000, $2,890,000, $1,587,000, and $994,000 of non-cash stock compensation expense of ended December 31, 2007, 2006, 2005, 2004 and 2003, respectively.

	As of December 31,
	2007	2006	2005	2004	2003
	(Dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$91,941	$51,365	$32,845	$20,147	$25,697
Property and equipment, net	636,924	475,431	309,075	233,451	188,243
Total assets	1,143,609	796,260	496,957	367,601	302,653
Long-term debt	406,306	250,742	119,241	170,915	142,116
Stockholders’ equity (deficit)	524,821	379,250	258,575	121,786	107,295

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